Filed pursuant to Rule 433(d)

Registration No. 333-227592

Dated April 6, 2020

FINAL TERM SHEET

Issuer:	PacifiCorp

Security Type:	First Mortgage Bonds due 2030 (the “2030 Bonds”)
First Mortgage Bonds due 2051 (the “2051 Bonds”)

Legal Format:	SEC Registered

Principal Amount:	2030 Bonds: $400,000,000 in aggregate principal amount
2051 Bonds: $600,000,000 in aggregate principal amount

Coupon:	2030 Bonds: 2.70%
2051 Bonds: 3.30%

Interest Payment Dates:	2030 Bonds: Semi-annually on September 15 and March 15, commencing on September 15, 2020
2051 Bonds: Semi-annually on September 15 and March 15, commencing on September 15, 2020

Record Dates:	2030 Bonds: September 1 and March 1
2051 Bonds: September 1 and March 1

Trade Date:	April 6, 2020

Settlement Date:	April 8, 2020 (T+2)

Maturity:	2030 Bonds: September 15, 2030
2051 Bonds: March 15, 2051

Treasury Benchmark:	2030 Bonds: 1.500% due February 15, 2030
2051 Bonds: 2.375% due November 15, 2049

US Treasury Spot:	2030 Bonds: 107-29
2051 Bonds: 126-17

US Treasury Yield:	2030 Bonds: 0.670%
2051 Bonds: 1.293%

Spread to Treasury:	2030 Bonds: +205 basis points
2051 Bonds: +205 basis points

Re-offer Yield:	2030 Bonds: 2.720%
2051 Bonds: 3.343%

Price to Public (Issue Price):	2030 Bonds: 99.820% of principal amount
2051 Bonds: 99.176% of principal amount

Expected Ratings:	A1 by Moody’s Investors Service, Inc.
A+ by S&P Global Ratings

Optional Redemption:	2030 Bonds: Prior to June 15, 2030, Make Whole Call at T+35 basis points. On or after June 15, 2030, 100% of the principal amount plus accrued and unpaid interest
2051 Bonds: Prior to September 15, 2050, Make Whole Call at T+35 basis points. On or after September 15, 2050, 100% of the principal amount plus accrued and unpaid interest

Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

BMO Capital Markets Corp., MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., CIBC World Markets Corp., KeyBanc Capital Markets Inc., Scotia Capital (USA) Inc.

Co-Managers:	nabSecurities, LLC, Santander Investment Securities Inc., Siebert Williams Shank & Co., LLC

CUSIP / ISIN:	2030 Bonds: 695114 CW6 / US695114CW67
2051 Bonds: 695114 CX4 / US695114CX41

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets Corp. at 1-800-414-3627, MUFG Securities Americas Inc. at 1-877-649-6848, SMBC Nikko Securities America, Inc. at 1-888-868-6856, TD Securities (USA) LLC at 1-855-495-9846 or U.S. Bancorp Investments, Inc. at  1-877-558-2607.